UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2009

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

Accuride Corporation (the “Company”) has entered into a Forbearance Agreement (the “Forbearance Agreement”) with respect to its 8 ½ percent Senior Subordinated Notes due 2015 (the “Notes”) issued pursuant to an Indenture dated as of January 31, 2005 among the Company, certain guarantors and The Bank of New York Mellon Trust Company (f.k.a. The Bank of New York Trust Company, N.A.), as Trustee (the “Indenture”). The Forbearance Agreement became effective on August 31, 2009.

Pursuant to the terms of the Forbearance Agreement, the Note holders executing the agreement agreed to forbear, and have directed the Trustee to forebear, from exercising their respective rights and remedies under the Indenture and the Notes with respect to the Company’s failure to pay $11.7 million in interest on the Notes due August 3, 2009 (the “Note Interest Payment”).  The Company’s failure to make the Note Interest Payment by the expiration of the grace period would be an immediate event of default under the Indenture (such default, the “Specified Default”).  The Forbearance Agreement terminates on September 30, 2009, unless terminated earlier as the result of, among other things: (i) an event of default under the Indenture that is not the Specified Default, (ii) a breach by the Company of any of the covenants or agreements provided in the Forbearance Agreement, (iii) acceleration of the Company’s obligations under the credit agreement dated as of January 31, 2005, as amended from time to time (the “Credit Agreement”), among the Company, Accuride Canada Inc., the lenders named therein (the “Lenders”), Deutsche Bank Trust Company Americas (as successor to Citicorp USA, Inc.), as the administrative agent (“Deutsche”), and other agent parties thereto (the “Senior Credit Facilities”) by the Lenders and (iv)  refusal of the Lenders to extend the term of the Second Temporary Waiver Agreement, dated as of August 14, 2009, by and among the Company, Accuride Canada Inc., the lenders party thereto and Citicorp USA, Inc. (the “Second Temporary Waiver Agreement”) by September 15, 2009 until at least September 30, 2009 or otherwise grant an additional waiver of default under the Senior Credit Facilities or agree to forbear from taking any action with respect to any default under the Senior Credit Facilities through and including at least September 30, 2009.

The Forbearance Agreement was signed by Note holders participating in the informal committee of Note holders, which was sufficient to effectively preclude any action by Note holders to accelerate the Notes during the term of the Forbearance Agreement.

The Forbearance Agreement also satisfies a condition for extending the term of the Second Temporary Waiver Agreement until September 15, 2009, unless sooner terminated as provided for in the Second Temporary Waiver Agreement.  The Second Temporary Waiver Agreement conditions the extension of the term of the Second Temporary Waiver Agreement on, among other things, the Company obtaining a temporary waiver or forbearance regarding the non-payment of the Note Interest Payment, in form and substance reasonably satisfactory to Deutsche and the Steering Committee, from the Note holders no later than September 7, 2009.  The Second Temporary Waiver Agreement waives the Company’s non-compliance with certain financial covenants under the Credit Agreement for the fiscal quarter end June 30, 2009, as described in the First Temporary Waiver Agreement filed on July 9, 2009, and any default under Section 7.01(e) of the Credit Agreement for failure of the Company to make the Note Interest Payment, subject to the terms and conditions set forth therein.

As initially disclosed in our Form 10-Q for the quarter ended March 31, 2009, the Company is proactively evaluating strategic alternatives to address ongoing liquidity and financing concerns, including amendments and additional waivers to the Credit Agreement, the sale of non-core assets and/or alternative debt structures.  The Company expects to use the term of the Forbearance Agreement to continue working toward implementing one or more of these strategic alternatives, and views the Forbearance Agreement as an additional step in a broader transaction with its creditors, including the Note holders, although the nature and parameters of this transaction are not yet defined.

Under the Forbearance Agreement, the Special Committee of the Board of Directors of Accuride and its advisors agreed to diligently pursue negotiations with the Note holders of a term sheet setting forth the terms of a restructuring of the Company’s obligations under the Notes and the Senior Credit Facilities.  There can be no

assurance, however, that the Company’s negotiations with the informal committee of Note holders will be successful, or that any strategic alternative will be implemented prior to the expiration of the Forbearance Period.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Forbearance Agreement, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.  The Company announced this transaction in a press release dated August 31, 2009, a copy of which is furnished, and not filed, as Exhibit 99.1 to this report.  The material terms of the Indenture are described in the Company’s Form 8-K, filed with the SEC on February 4, 2005 and the material terms of the Second Temporary Waiver Agreement are described in the Company’s Form 8-K, filed with the SEC on August 18, 2009.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1                          Forbearance Agreement, dated August 31, 2009, by and among Accuride Corporation, and the holders of the 8 1/2 percent Senior Subordinated Notes due 2015 party thereto.

99.1                          Press Release, dated August 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	September 2, 2009	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Forbearance Agreement, dated August 31, 2009, by and among Accuride Corporation, and the holders of the 8 1/2 percent Senior Subordinated Notes due 2015 party thereto.

99.1	Press Release, dated August 31, 2009